Exhibit 99.1

**PRESS RELEASE**

Contact:

Kenneth A. Martinek

Chairman, President &

Chief Executive Officer

(914) 684-2500

NORTHEAST COMMUNITY BANCORP, INC. APPOINTS JOSE M. COLLAZO EXECUTIVE VICE PRESIDENT

February 21, 2012

NorthEast Community Bancorp, Inc. (Nasdaq Global Market: NECB), the holding company for NorthEast Community Bank (the “Bank”), today announced that Jose M. Collazo has been named Executive Vice President of the Company and the Bank. Mr. Collazo joined the Bank in January 1986 and has served as Senior Vice President and Chief Information Officer since 2002.

As Executive Vice President, Mr. Collazo will assume responsibility for the Mortgage Servicing Department and the Branch Administration Department of the Bank while retaining his current responsibilities. In addition, Mr. Collazo will become a member of the Asset Liability Committee, the Loan Committee and the Executive Committee of the Bank. Kenneth A. Martinek, President and Chief Executive Officer of NorthEast Community Bancorp, commented, “Jose is an exceptional leader and innovator who has been a great asset to the Bank. We are confident that Jose will continue to serve our organization well in all departments under his responsibility.”

NorthEast Community Bancorp, Inc. is the holding company for NorthEast Community Bank. NorthEast Community Bank is a federally chartered savings bank that operates four full-service offices in New York, two full service branches in Danvers and Plymouth, Massachusetts and a loan production office in Danvers, Massachusetts.